                                                                     Exhibit 2.3

                                    ANNEX C

                     AMENDED AND RESTATED ESCROW AGREEMENT

           EXHIBIT E TO AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

                     AMENDED AND RESTATED ESCROW AGREEMENT

   THIS AMENDED AND RESTATED ESCROW AGREEMENT (this "Escrow Agreement") is made and entered into as of March 30, 1999 by and among CBT Group PLC, a public limited company formed under the laws of Ireland ("CBT"), the shareholders of Knowledge Well Limited, a private company formed under the laws of Ireland ("KW Limited"), and the shareholders of Knowledge Well Group Limited, a private company formed under the laws of Ireland ("KW Group" and, collectively with KW Limited, "KnowledgeWell") (individually, a "Shareholder" and collectively, the "Shareholders"), Jack Hayes, as trustee pursuant to the Trust Agreement as defined herein (the "Trustee"), U.S. Bank Trust National Association (the "Escrow Agent"), and Gethin Taylor, as representative of the Shareholders (the "Representative"). This Escrow Agreement amends and restates that certain escrow agreement made and entered into as of the 30th day of November, 1998 (the "Prior Escrow Agreement") by and among the parties hereto. All rights and obligations under the Prior Escrow Agreement are terminated in their entirety and superseded and governed by this Escrow Agreement.

                                    RECITALS

   WHEREAS, CBT, the Shareholders and KnowledgeWell have entered into a Share Purchase Agreement dated as of November 30, 1998, as amended and restated as of March 30, 1999 (the "Share Purchase Agreement").

   WHEREAS, Article VIII of the Share Purchase Agreement provides that the parties hereto shall enter into an Escrow Agreement with respect to a portion of the total American Depository Shares ("ADSs") or Ordinary Shares of CBT transferred to the Shareholders in connection with the transactions contemplated by the Share Purchase Agreement.

   NOW, THEREFORE, in consideration of the promises contained herein and in the Share Purchase Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

   1. Share Purchase Agreement. The Escrow Agent hereby acknowledges receipt of a copy of the Share Purchase Agreement, but, except for reference thereto for definitions of certain words or terms not defined herein, the Escrow Agent is not charged with any duties or responsibilities with respect thereto. Capitalized terms used and not defined herein shall have the meanings set forth in the Share Purchase Agreement unless the context requires otherwise.

   2. Purpose; Effectiveness. This Escrow Agreement has been executed and delivered, and the deposit of the Escrow Amount hereunder will be made, for the purpose of reimbursing and providing compensation for those Damages (as defined in the Share Purchase Agreement) that CBT or any of its affiliates has incurred or reasonably anticipates incurring by reason of any CBT Indemnifiable Claim (as defined in the Share Purchase Agreement). Transfers of Escrow Shares (as defined below) to Jack Hayes, as Trustee under the Trust Agreement attached hereto as Exhibit A (the "Trust Agreement"), shall be the non-exclusive remedy of CBT against each of the Shareholders for any such CBT Indemnifiable Claim. This Escrow Agreement shall become effective at the Closing Date.

   3. Escrow Fund.

      (b) Upon effectiveness of this Escrow Agreement, CBT shall deliver or cause to be delivered to the Escrow Agent such number of ADSs or Ordinary Shares registered in the name of each of the Shareholders, as the case may be, which ADSs or Ordinary Shares will be endorsed in blank for transfer to the Trustee pursuant to the terms of this Escrow Agreement, representing the Escrow Amount (collectively, the "Escrow Shares") required to be placed in escrow pursuant to Section 8.3 of the Share Purchase Agreement. Each Shareholder shall also execute and deliver an Irrevocable Assignment Separate from Certificate in the form attached hereto as Exhibit B to the Escrow Agent. "Escrow Fund" shall mean the Escrow Shares which, as of the date of determination, remain subject to this Escrow Agreement. The Escrow Agent shall not be required to inquire as to or examine the number of Escrow Shares it receives pursuant to the Share Purchase Agreement. The Escrow Fund shall be held by the Escrow Agent subject to the terms and conditions hereinafter set forth.

      (b) Each Shareholder shall be responsible for any tax liability attributable to the placement of the Escrow Shares in the escrow and the payment of any dividends or other amounts payable to the Shareholders with respect to the Escrow Shares. Each Shareholder, severally and not jointly, agrees to assume any and all obligations relating to his, her or its Escrow Shares imposed now or hereafter by any applicable tax law with respect to the transfer of Escrow Shares under this Escrow Agreement, and to indemnify and hold the Escrow Agent harmless from and against any liability relating to his, her or its Escrow Shares on account of taxes, assessments, additions for late payment, interest, penalties and other expenses, or other governmental charges to which the Escrow Agent may be or become subject in connection with or which arises out of this Escrow Agreement, including reasonable costs and expenses (including reasonable legal fees and expenses), interest and penalties.

   4. Escrow Stock. The number of ADSs or Ordinary Shares representing the Escrow Amount is listed on Schedule A hereto.

   5. Representative.

      (a) The Representative shall have full power and authority to represent the Shareholders and their successors with respect to all matters arising under this Escrow Agreement, including, without limitation, the execution and delivery of any forms or other documents to effect a transfer of all or part of the Escrow Shares to the Trustee pursuant to Section 7 hereof, and all actions taken by the Representative hereunder shall be binding upon the Shareholders and their successors as if expressly done by, or confirmed and ratified in writing by, each of them. Without limiting the generality of the foregoing, the Representative shall have full power and authority to interpret all the terms and provisions of this Escrow Agreement and to consent to any amendment hereof on behalf of the Shareholders and such successors. All action to be taken by the Representative hereunder shall be taken by or at his or her written direction or pursuant to such other method as the Representative, by written notice to CBT and the Escrow Agent, shall designate.

      (b) The Representative may act upon any instrument or other writing believed by such Representative in good faith to be genuine and to be signed or presented by the proper person and shall not be liable in connection with the performance by him or her of his or her duties pursuant to the provisions of this Escrow Agreement, except for his or her own willful default or recklessness. The Representative shall be, and hereby is, indemnified and saved harmless, jointly and severally, by the Shareholders from all losses, costs and expenses that may be incurred by the Representative as a result of such Representative's involvement in any arbitration or litigation arising from performance of his or her duties hereunder, provided that such arbitration or litigation shall not result from any action taken or omitted by the Representative as a result of his or her willful default or recklessness.

      (c) The Representative shall not be entitled to compensation for his or her services rendered hereunder. However, the Representative shall be reimbursed by Shareholders for reasonable counsel fees and other reasonable out-of-pocket expenses incurred in connection with the provisions of this Escrow Agreement.

      (d) The Representative, or any successor to him or her hereafter appointed, may resign and shall be discharged of such Representative's duties hereunder upon the appointment of a successor Representative as hereinafter provided. In case of the Representative's resignation, death or inability to act as Representative, upon receipt of notice thereof, a successor or successors shall be named by the remaining Shareholders. Each successor Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Representative, and the term "Representative" as used herein shall be deemed to include each such successor Representative.

      (e) The Representative shall take all actions, execute all documents and otherwise cooperate fully with any request by CBT or the Trustee to transfer Escrow Shares as required by this Agreement or to otherwise effect the purpose of this Escrow Agreement.

   6. Escrow Period; Distribution Upon Termination of Escrow Period. The Escrow Fund shall remain in existence two (2) years after the Closing Date (the "Escrow Period"). At the close of business on the date the Escrow Period terminates (the "Termination Date"), the Escrow Period shall terminate with respect to all of the Escrow Fund; provided, however, that the amount of the Escrow Fund which in the reasonable judgment of the Special Committee of the Board of Directors of CBT formed in connection with the Share Exchange (the "Special Committee"), subject to objection of the Representative and the subsequent arbitration of the matter in the manner provided in Section 7 hereof, is necessary to satisfy any unsatisfied CBT Indemnifiable Claim specified in any Officer's Certificate (as hereafter defined) delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period, shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Shareholders all Escrow Shares remaining in the Escrow Fund and not required to satisfy such claims. Any delivery of Escrow Shares pursuant to this Section 6 shall be of full shares, and the Escrow Agent shall sell the number of Escrow Shares that shall equal the aggregate of all fractions to which the Shareholders would otherwise be entitled. The Escrow Agent shall distribute the remaining Escrow Shares and the proceeds of such sale to each Shareholders as is pro rata to his or her proportional ownership in the KnowledgeWell Shares sold to CBT pursuant to the Share Purchase Agreement; provided that, if a Shareholder shall have been severally and not jointly liable for a CBT Indemnifiable Claim under the terms of the Share Purchase Agreement, such Shareholder's pro rata distribution of Escrow Shares shall be appropriately reduced.

   7. Assertion of Claims.

      (a) If any CBT Indemnitee shall incur Damages within the Escrow Period, there shall be delivered to the Escrow Agent and the Representative a certificate signed in good faith on behalf of CBT by an officer of CBT or by a member of the Special Committee (an "Officer's Certificate") stating that a CBT Indemnitee has paid, properly accrued, or reasonably anticipates that it will have to pay or accrue Damages in an amount specified in such Officer's Certificate, with the basis for such claim set forth in reasonable detail. Subject to Sections 7(b), 7(c), 8 and 9 hereof, as soon as practicable (but not earlier than fifteen (15) calendar days, nor later than thirty (30) calendar days, after delivery to the Escrow Agent and the Representative of such Officer's Certificate) the Escrow Agent shall transfer, deliver and assign to Jack Hayes, as Trustee under the Trust Agreement, such number of the Escrow Shares (rounded down to the nearest whole share) as is equal to the number resulting from dividing the amount of such Damages by the closing price of an ADS on the trading day immediately prior to the Closing Date, as reported on the Nasdaq National Market. Each Officer's Certificate shall be delivered to the Escrow Agent and the Representative in the manner specified in Section 11 hereof, and shall contain thereon a representation of the mailing of a copy thereof to the Representative.

      (b) Unless, within fifteen (15) calendar days after delivery to the Escrow Agent and the Representative of any Officer's Certificate, the Representative gives written notice to CBT and the Escrow Agent, and said written notice is received by both CBT and the Escrow Agent within said fifteen
(15) calendar day period, that he or she disputes in good faith the claim set forth in such Officer's Certificate, with the basis for such dispute set forth in reasonable detail, such Officer's Certificate shall constitute full authority to the Escrow Agent to take the action provided for by the preceding paragraph and shall be conclusive on all parties hereto. If the Representative gives such notice, the Escrow Agent shall not transfer, deliver or assign to the Trustee any Escrow Shares pursuant to this Section 7 until either (i) it receives the written consent of the Representative or (ii) there is a final decision of an arbitration panel appointed in accordance with the provisions of
Section 9 and the Escrow Agent receives the written final decision in accordance with Section 9 hereof.

      (c) Nothing in this Escrow Agreement shall create or be deemed to create any interest by way of charge or otherwise in favor of CBT in the Escrow Shares or Escrow Fund.

   8. Third-Party Claims. In the event CBT becomes aware of a third-party claim which CBT believes may result in a demand against the Escrow Fund, CBT shall notify the Representative of such claim, and any of the Representative or each Shareholder shall be entitled, at their individual expense, to participate in any defense of such claim. Delay in providing such notice shall not eliminate such claim except to extent that the Shareholders are prejudiced thereby. CBT shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Representative, no settlement of any such claim with third-party claimants shall be determinative of the validity and quantum of any claim against the Escrow Fund. In the event that the Representative has consented to any such settlement, the Representative shall have no power or authority to object under any provision of this Escrow Agreement to the amount of any claim by CBT against the Escrow Fund with respect to such settlement.

   9. Arbitration. If the Representative delivers to CBT and the Escrow Agent a timely notice pursuant to Section 7(b) above disputing in good faith the amount of any claim or that any claim is covered hereby or if any other dispute arises with respect to this Escrow Agreement, then a CBT (in consultation with the members of the Special Committee) and the Representative shall use their best efforts to resolve such dispute. In the event of resolution of such dispute, CBT and the Representative shall both execute a memorandum setting forth such resolution and, if applicable, the amount of any damages payable to the Trustee on behalf of CBT, and shall furnish such memorandum to the Escrow Agent. In the event CBT and the Representative are unable to resolve such dispute within twenty (20) calendar days from CBT's receipt of the Representative's written notice disputing a claim or from the date of receipt of written notice with respect to any other dispute arising with respect to this Escrow Agreement, then either party may demand, by written notice to the other, that such issue shall be settled by binding arbitration to be held in San Francisco, California (an "Arbitration Demand"). All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "Arbitration Rules"). The Representative and CBT shall each designate one (1) arbitrator within fifteen (15) calendar days after the delivery of the Arbitration Demand. Such designated arbitrators shall mutually agree upon and shall designate a third arbitrator (the "third arbitrator"). The final decision of a majority of the arbitrators shall be furnished to the Representative, CBT and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon all parties and shall not be contested by any of them. Each party shall bear its own fees (including its designated arbitrator's fees and attorney's fees) and other expenses associated with the arbitration. The non-prevailing party shall bear all other fees and costs associated with such arbitration, except that the parties shall each pay fifty percent (50%) of the fees of the third arbitrator.

   10. Adjustments to Escrow Shares; Dividends; Voting.

       (a) If the Escrow Agent shall receive any securities in respect of or in exchange for any of the Escrow Shares held by it, whether by way of dividends, share splits, recapitalizations, liquidations, mergers, consolidations, split-ups, spin-offs, redemptions, exchanges or conversions of shares and the like ("New Shares"), the Escrow Agent shall hold in escrow such securities and the same shall be subject to all of the provisions of this Escrow Agreement relating to the Escrow Fund. Notwithstanding the foregoing, the Shareholders shall retain the rights to receive any cash dividends or distributions payable with respect to their Escrow Shares, and such cash dividends or distributions shall be distributed currently to the Shareholders. New Shares issued in respect of Escrow Shares which have been released from the Escrow Fund, if any, shall not be added to the Escrow Fund, but shall be distributed to the holders of such released Escrow Shares.

       (b) Each Shareholder shall have all voting rights with respect to the Escrow Shares contributed to the Escrow Fund on behalf of each of them for so long as such Escrow Shares are held in the Escrow Fund.

   11. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by hand or delivered by overnight courier, freight prepaid, or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       (a) if to CBT:                    CBT Group PLC
                                         Beech Hill, Clonskeagh
                                         Dublin 4
                                         Ireland
                                         Attention: Jack Hayes / Company
                                         Secretary
                                         Fax: 011-353-1-208-1296

         with a copy to:                 Wilson Sonsini Goodrich & Rosati
                                         650 Page Mill Road
                                         Palo Alto, California 94304-1050
                                         Attention: Steven V. Bernard
                                         Fax: (650) 493-6811

       (b) if to a Shareholder:          At such Shareholder's address as forth
                                         below such Shareholder's name on the
                                         signature pages hereto

       (c) if to the Representative, to: Gethin Taylor
                                         c/o Peregrine Company Managers Limited
                                         Burleigh Manor
                                         Peel Road
                                         Douglas
                                         Isle of Man
                                         Fax: 011-44-0-1-624-612-960

       (g) if to the Escrow Agent, to:   U.S. Bank Trust National Association
                                         One California Street, 4th Floor
                                         San Francisco, CA 94111
                                         Attention: Carol Andreacchi
                                         Fax: (415) 273-4593

       (h) if to the Trustee, to:        Jack Hayes, as Trustee
                                         c/o CBT Group PLC
                                         Beech Hill, Clonskeagh
                                         Dublin 4
                                         Ireland
                                         Fax: 011-353-1-208-1296

   Each such notice or other communication shall for all purposes of this Agreement be treated as effective when received, and shall in any event be deemed to have been received (i) when delivered, if delivered personally or sent by telecopy and confirmed in writing or (ii) four (4) business days after the business day of deposit with overnight courier, addressed and shipped as aforesaid.

   12. Escrow Agent's Protection. In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for consequential damages, (including, without limitation lost profits) losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any written instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the

Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. The Escrow Agent shall not act on the oral instructions of any party. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Escrow Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Escrow Agreement.

   13. Controversies. If any controversy arises among the parties to this Escrow Agreement, or with any other party, concerning the subject matter of this Escrow Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and Escrow Shares and may wait for settlement of any such controversy pursuant to the provisions of Section 9 of this Escrow Agreement. In such event, the Escrow Agent will not be liable for interest or damages. Furthermore, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to such controversy to answer and arbitrate pursuant to Section 9 of this Escrow Agreement any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and Escrow Shares held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties to such controversy jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Escrow Agreement.

   14. Indemnification of Escrow Agent. The parties hereto (excluding the Escrow Agent) and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of his or her duties under this Escrow Agreement, including but not limited to any litigation arising from this Escrow Agreement or involving its subject matter (but excluding any and all losses, claims, damages, liabilities, and expenses attributable to the gross negligence or wilful misconduct of the Escrow Agent).

   15. Escrow Agent Fees. Reasonable fees and expenses for the services rendered by the Escrow Agent pursuant to the provisions of this Escrow Agreement (including reasonable fees and disbursements of its counsel incurred in connection with the performance by it of such services) shall be paid to the Escrow Agent. Such fees and expenses shall be paid by CBT.

   16. Successor Escrow Agent. The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to CBT and the Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent, which shall be accomplished as hereinafter provided. CBT and the Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If CBT and the Representative fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent, which shall be a bank or trust company organized under the laws of the United States of America or of the State of California and have a combined capital and surplus of not less than US$10,000,000. The successor escrow agent shall execute and deliver to CBT and the Representative a written instrument accepting such appointment and it shall, without further acts, be vested with the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. Upon such appointment, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

   17. Escrow Agent Acceptance and Procedures. U.S. Bank Trust, National Association, hereby agrees to act as Escrow Agent under this Escrow Agreement.

   18. Successors and Assigns. This Escrow Agreement and all action taken hereunder in accordance with its terms shall be binding upon and inure to the benefit of CBT, its subsidiaries, the other CBT Indemnitees, the Escrow Agent and their respective successors and assigns, the Shareholders and their respective successors, assigns, heirs, executors, administrators and legal representatives, and the Representative and his or her successors.

   19. Counterparts. This Escrow Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same instrument.

   20. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflicts of law principles.

                  [Remainder of page intentionally left blank]

   IN WITNESS WHEREOF, the parties hereto have executed or caused this Escrow Agreement to be duly executed as of the day and year first above written.

                                          CBT GROUP PLC

                                          By: /s/ Jack Hayes
                                             ----------------------------------
                                          Name:
                                          Title:

                                          REPRESENTATIVE

                                           /s/ Gethin Taylor
                                          ------------------------------------
                                          Name: Gethin Taylor

                                          TRUSTEE

                                           /s/ Jack Hayes
                                          ------------------------------------
                                          Name: Jack Hayes

                                          ESCROW AGENT

                                          By: /s/ Carol Andreacchi
                                             ---------------------------------
                                          Name: Carol Andreacchi
                                          Title: Trust Officer

                                          SHAREHOLDER:

                                           /s/ Shareholder
                                          ------------------------------------

                                          Address:
                                                  ----------------------------

                                                ------------------------------

                                                ------------------------------

                                                ------------------------------

                                   SCHEDULE A

                              TO ESCROW AGREEMENT

                   Number of
   Shareholder   Escrow Shares
   -----------   -------------
